EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2014 (except for the reclassification of certain amounts related to discontinued operations described in Note 3 for which the date is March 31, 2015) relating to our audit of the consolidated financial statements of FlexShopper, Inc. (formerly Anchor Funding Services, Inc.) for the year ended December 31, 2013, and incorporated by reference from the Form 10-K for the fiscal year ended December 31, 2014 of FlexShopper, Inc.

/s/ Scott and Company, LLC

Columbia, South Carolina

April 16, 2015